Exhibit 99.1 Officer's Certificate regarding Annual Statement of Compliance of Washington Mutual Bank

                             WASHINGTON MUTUAL BANK
                              OFFICER'S CERTIFICATE

The undersigned officer of Washington Mutual Bank, formerly known as Washington Mutual Bank, F.A., (the "Servicer") hereby certifies on behalf of the Servicer and on his own behalf for purposes of the Washington Mutual Mortgage Pass-Through Certificates, WMALT Series 2005-2, as follows:

1. I am the duly appointed and qualified Senior Vice President of the Servicer.

2. Capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Pooling and Servicing Agreement related to the above-referenced series of Certificates.

3. I am duly authorized to execute and deliver this Officer's Certificate on behalf of the Servicer.

4. A review of the activities of the Servicer during the preceding calendar year and performance under this Agreement has been made under my supervision.

5. To the best of my knowledge, based on such review, the Servicer has fulfilled all its obligations under the Agreement throughout such year.



     IN WITNESS WHEREOF, I have signed my name as of March 1, 2006.




                     WASHINGTON MUTUAL BANK


                     By: /s/ Henry J. Berens
                         -------------------------------------
                         Henry J. Berens
                         Senior Vice President